FOR IMMEDIATE RELEASE

April 16, 2003

Owens & Minor Reports Solid Sales Results

and 21% Growth in EPS in First Quarter 2003

Owens & Minor also reports progress in new strategic initiatives

Richmond, VA....(NYSE-OMI) Owens & Minor reported that sales for the first quarter ended March 31, 2003 were $1.02 billion, an increase of $51.3 million, or 5 percent from the comparable quarter in 2002. Earnings per diluted common share were $0.35 for the quarter, compared to $0.29 for the prior year quarter, an increase of 21 percent. Net income for the first quarter was $12.9 million, up 19 percent from net income of $10.8 million in the prior year quarter.

In response to new SEC rules regarding the use of non-GAAP financial measures, Owens & Minor is presenting its financial results solely in accordance with GAAP (generally accepted accounting principles). Owens & Minor will continue to provide additional information that it believes will assist investors and others in understanding the company’s operating results and financial performance.

“We are off to a great start this year,” said G. Gilmer Minor, III, chairman & chief executive officer of Owens & Minor. “We have a plan and we are working it diligently. We are investing in improving our core business of distribution and investing in our new strategic initiatives. What I am proudest of is how our teammates are responding so positively across the country. For someone who still remembers our sales in the mid-1960s at $15 million, seeing quarterly sales of more than $1 billion, and an improvement in our ranking from 429 in 2002 to 405 this year on the Fortune 500 list is awesome.”

Other Results

For the quarter, gross margin was 10.6 percent of net sales, compared to 10.7 percent of net sales in the prior year quarter, and consistent with gross margin of 10.6 percent reported for the full year 2002. Selling, general and administrative expense (SG&A) was 7.7 percent of net sales, improved from 7.8 percent of net sales in the 2002 first quarter, as a result of productivity savings, partially offset by investments in strategic initiatives. The company expects to continue investing in these initiatives throughout 2003.

Operating cash flow for the first quarter of 2003 was $80.1 million. Asset management continued on a strong track with days sales outstanding as of March 31, 2003 at 30.8, compared to 32.0 at December 31, 2002. Inventory turns for the quarter were 10.2, continuing a positive trend.

“Our operating results were very strong this quarter, particularly in light of ongoing investment in our new strategic initiatives. We grew our sales at a healthy pace, reported strong earnings growth and excellent cash flow results,” said Craig R. Smith, president & chief operating officer of Owens & Minor. “As for our new initiatives, we are seeing a very encouraging response to OMSolutionsSM from customers and non-customers alike, and we are making inroads in healthcare with our 3PL effort. Our teammates wasted no time in demonstrating support for our new initiatives and have embraced the changes we are making.”

Strategic Initiatives Update

Owens & Minor moved rapidly to implement new strategic initiatives that were launched in late 2002. Early response from the healthcare industry has been strong. During the first quarter, the company focused on building infrastructure, hiring new staff and marketing the new services to customers. Throughout the company, teammates are successfully collaborating to develop innovative ways to serve healthcare customers.

Core Business. During the first quarter, Owens & Minor focused on core business initiatives, including a supplier strategy and the launch of Owens & Minor University. The significant elements of the supplier strategy include improving the mix of SKUs and expanding the company’s MediChoiceTM private label line of products. The company plans to launch two dozen additional categories of MediChoiceTM products in 2003 to complement products already available.

This month, Owens & Minor will officially open the doors of Owens & Minor University (OMU) to its entire team, offering 75 courses. After successfully piloting an on-line curriculum, the company is extending these professional learning and development courses to teammates nationwide. The company views this commitment to education as an investment in its teammates, and an important competitive advantage. Owens & Minor also views OMU as a platform for sharing knowledge and expertise among its teammates. Through OMU, Owens & Minor expects to improve productivity, deliver enhanced sales training, provide career development opportunities for teammates, and improve retention.

OMSolutionsSM. The healthcare marketplace has demonstrated a strong positive response to Owens & Minor’s OMSolutionsSM effort. In the first quarter 2003, OMSolutionsSM added four outsourcing accounts. Among the positions that hospital customers are currently outsourcing to Owens & Minor are: directors of supply chain integration, hospital distribution managers, storeroom supervisors, and inventory analysts. OMSolutionsSM is engaged in a number of consulting agreements, including several clinical inventory management projects. Also, this team is marketing and implementing WISDOM2SM agreements. During the first quarter, the OMSolutionsSM team signed five additional WISDOM2SM agreements. The OMSolutionsSM team now has approximately 110 teammates employed on different projects and outsourcing arrangements, and has filled most of the corporate support and field leadership positions.

Third party logistics (3PL). Owens & Minor is on target with internal milestones to expand its new 3PL effort. In addition to its existing customers, Owens & Minor is in various stages of discussions with both hospitals and healthcare manufacturers. The 3PL team is currently developing services such as: warehousing and outbound transportation for manufacturers; inbound transportation management for hospitals; order aggregation; and cross-docking. In the first quarter, the team hired a director of engineering and a director of sales.

Repurchase program. During the fourth quarter of 2002, Owens & Minor announced a plan to repurchase up to $50 million in a combination of its common stock and its $2.6875 Term Convertible Securities, Series A issued by the company’s wholly owned subsidiary Owens & Minor Trust I (“Trust Preferred Securities”). To date, the company has repurchased 661,500 shares or $10.9 million of common stock and 552,449 shares or $27.6 million of Trust Preferred Securities for a total of $38.5 million. This repurchase program was initiated by Owens & Minor to take advantage of favorable market conditions and as a demonstration of confidence in its new strategic initiatives.

Recent Highlights

Owens & Minor was ranked 405th in the 2003 FORTUNE 500, moving up from 429th the previous year. This annual ranking of the nation’s largest companies measures corporations according to total revenue. Among the FORTUNE 500’s other measurements, Owens & Minor was ranked 356th in profits; 145th in profits as a percent of assets; and 129th for profits as a percent of stockholders’ equity; 154th in the ten-year annual growth rate for EPS; and finally, 224th in the ten-year annual rate of total return to investors. Owens & Minor was ranked 13th in revenues per dollar of assets.

Outlook for 2003

Owens & Minor is reaffirming its financial guidance for 2003. The company anticipates sales growth in the 3 to 6 percent range. The company also anticipates EPS for the year 2003 to be between $1.38 and $1.43, while making investments in the new strategic initiatives.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Virginia, is the nation’s leading distributor of national name brand medical/surgical supplies. The company’s distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management and logistics. The company has also established itself as a leader in the development and use of technology. For news releases visit www.prnewswire.com, or for more information about Owens & Minor, as well as news releases and virtual warehouse tours, visit the company’s Web site at www.owens-minor.com.

Conference Call Details

Owens & Minor will conduct a conference call on Thursday, April 17, 2003 at 8:30am Eastern Time to discuss first quarter 2003 financial results. The phone number for the Owens & Minor conference call is 800-923-4207 and no passcode is required. The call will also be available by replay for 5 days by calling 800-252-6030, with access code: 13206124. The call will also be webcast for 21 days through www.owens-minor.com under the Investor Relations section.

CONTACTS: Jeffrey Kaczka, Senior Vice President, Chief Financial Officer, 804-965-5896; Richard F. Bozard Vice President, Treasurer, 804-965-2921; or Trudi Allcott, Manager, Communications, 804-935-4291.

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended March 31,
	2003	% of Sales	2002	% of Sales	% Fav(Unfav)
Net sales	$1,017,969	100.0%	$966,683	100.0%	5.3%
Cost of goods sold	909,659	89.4	863,652	89.3	(5.3)

Gross margin	108,310	10.6	103,031	10.7	5.1

Selling, general and administrative expenses	78,860	7.7	75,724	7.8	(4.1)
Depreciation and amortization	3,981	0.4	3,981	0.4	—
Interest expense, net	2,566	0.3	2,928	0.3	12.4
Discount on accounts receivable securitization	204	0.0	439	0.0	53.5
Distributions on mandatorily redeemable preferred securities	1,496	0.1	1,774	0.2	15.7

Total expenses	87,107	8.6	84,846	8.8	(2.7)

Income before income taxes	21,203	2.1	18,185	1.9	16.6
Income tax provision	8,312	0.8	7,365	0.8	(12.9)

Net income	$12,891	1.3%	$10,820	1.1%	19.1%

Net income per basic common share	$0.38		$0.32
Net income per diluted common share	$0.35		$0.29

Weighted average shares - basic	33,534		33,708
Weighted average shares - diluted	39,528		40,752

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Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$3,390	$3,361
Accounts and notes receivable, net	340,590	354,856
Merchandise inventories	370,782	351,835
Other current assets	19,203	19,701

Total current assets	733,965	729,753
Property and equipment, net	20,569	21,808
Goodwill	198,139	198,139
Other assets, net	57,904	59,777

Total assets	$1,010,577	$1,009,477

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$306,340	$259,597
Accrued payroll and related liabilities	6,756	12,985
Other accrued liabilities	69,158	72,148

Total current liabilities	382,254	344,730
Long-term debt	224,076	240,185
Other liabilities	28,374	27,975

Total liabilities	634,704	612,890

Mandatorily redeemable preferred securities	104,378	125,150

Shareholders’ equity
Common stock	67,108	68,226
Paid-in capital	21,088	30,134
Retained earnings	189,765	179,554
Accumulated other comprehensive loss	(6,466)	(6,477)

Total shareholders’ equity	271,495	271,437

Total liabilities and shareholders’ equity	$1,010,577	$1,009,477

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Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2003	2002
Operating activities
Net income	$12,891	$10,820
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	3,981	3,981
Provision for LIFO reserve	2,700	3,180
Provision for losses on accounts and notes receivable	759	708
Changes in operating assets and liabilities:
Net decrease in receivables sold	—	(30,000)
Accounts and notes receivable, excluding sales of receivables	13,507	(30,688)
Merchandise inventories	(21,647)	40,822
Accounts payable	74,743	(6,594)
Net change in other current assets and current liabilities	(8,721)	(4,180)
Other liabilities	394	418
Other, net	1,481	1,425

Cash provided by (used for) operating activities	80,088	(10,108)

Investing activities
Additions to property and equipment	(690)	(1,332)
Additions to computer software	(2,080)	(837)
Other, net	4	(15)

Cash used for investing activities	(2,766)	(2,184)

Financing activities
Payments to repurchase mandatorily redeemable preferred securities	(20,412)	—
Payments to repurchase common stock	(10,884)	—
Net payments on revolving credit facility	(16,000)	—
Cash dividends paid	(2,680)	(2,382)
Proceeds from exercise of stock options	683	1,409
Increase (decrease) in drafts payable	(28,000)	13,000

Cash provided by (used for) financing activities	(77,293)	12,027

Net increase (decrease) in cash and cash equivalents	29	(265)
Cash and cash equivalents at beginning of period	3,361	953

Cash and cash equivalents at end of period	$3,390	$688

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Owens & Minor, Inc.

Financial Statistics (unaudited)

(in thousands, except ratios and per share data)

	Quarter Ended
	03/31/2003	12/31/2002	09/30/2002	06/30/2002	03/31/2002
Operating results:
Net sales	$1,017,969	$1,021,088	$992,453	$979,557	$966,683

Gross margin as a percent of net sales	10.6%	10.6%	10.6%	10.6%	10.7%

SG&A expenses as a percent of net sales(1)	7.7%	7.6%	7.9%	7.6%	7.8%

Operating margin as a percent of net sales(1)	2.5%	2.6%	2.3%	2.5%	2.4%

Net income(1)	$12,891	$14,231	$10,737	$11,479	$10,820

Net income per basic common share(1)	$0.38	$0.42	$0.32	$0.34	$0.32

Net income per diluted common share(1)	$0.35	$0.38	$0.29	$0.31	$0.29

Accounts receivable:
Accounts and notes receivable, net	$340,590	$354,856	$336,991	$344,167	$324,215

Sales of accounts receivable under receivables financing facility(2)	$—	$—	$—	$—	$40,000

Inventory:
Merchandise inventories	$370,782	$351,835	$350,877	$360,856	$345,502

Average inventory turnover	10.2	10.3	9.9	10.0	9.5

Financing:
Debt	$224,076	$240,185	$211,993	$205,242	$202,015

Sales of accounts receivable under receivables financing facility(2)	$—	$—	$—	$—	$40,000

Mandatorily redeemable preferred securities	$104,378	$125,150	$132,000	$132,000	$132,000

Stock information:
Cash dividends per common share	$0.08	$0.08	$0.08	$0.08	$0.07

Stock price at quarter-end	$17.55	$16.42	$14.29	$19.76	$19.64

(1)	Includes a charge of $3.0 million related to the cancellation of the company’s contract for mainframe computer services in the third quarter of 2002. This charge decreased net income by $1.8 million.

(2)	Sales of accounts receivable represents uncollected accounts receivable that have been sold under the company’s off balance sheet receivables financing facility. As this financing facility qualifies as a sale of accounts receivable under generally accepted accounting principles, these amounts are excluded from both accounts receivable and debt on the company’s balance sheets.

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